Exhibit 23.3

CONSENT OF DELOITTE & TOUCHE LLP

          We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-47678 on Form S-3 of GlobeSpan, Inc. of our report dated April 21, 2000 (May 16, 2000 as to the second paragraph of Note 8) relating to the financial statements of iCompression, Inc., which is incorporated by reference in GlobeSpan, Inc.'s Form 8-K dated July 14, 2000, amended October 10, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP
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DELOITTE & TOUCHE LLP


San Jose, California

October 27, 2000